F.N.B. Corporation Reports Fourth Quarter and Full Year 2022 Earnings
Record revenue of $1.4 billion for 2022 drives the full-year efficiency ratio (non-GAAP) to 52.1%
Successfully completed the acquisition of UB Bancorp on December 9, 2022

PITTSBURGH, PA – January 23, 2023 – F.N.B. Corporation (NYSE: FNB) reported earnings for the fourth quarter of 2022 with net income available to common stockholders of $137.5 million, or $0.38 per diluted common share. Comparatively, fourth quarter of 2021 net income available to common stockholders totaled $96.5 million, or $0.30 per diluted common share, and third quarter of 2022 net income available to common stockholders totaled $135.5 million, or $0.38 per diluted common share. On an operating basis, fourth quarter of 2022 earnings per diluted common share (non-GAAP) was $0.44, excluding $21.9 million (pre-tax) of UB Bancorp (Union) merger-related significant items and $2.8 million (pre-tax) of branch consolidation costs. By comparison, the fourth quarter of 2021 was $0.30 per diluted common share (non-GAAP) on an operating basis, excluding $0.8 million (pre-tax) of significant items. The third quarter of 2022 was $0.39 per diluted common share (non-GAAP) on an operating basis, excluding $2.1 million (pre-tax) of significant items.

For the full year of 2022, net income available to common stockholders was $431.1 million, or $1.22 per diluted common share. Comparatively, full-year 2021 net income available to common stockholders totaled $396.6 million, or $1.23 per diluted common share. On an operating basis, full-year 2022 earnings per diluted common share (non-GAAP) was $1.40, excluding $80.8 million (pre-tax) of significant items. Operating earnings per diluted common share (non-GAAP) for the full year of 2021 was $1.24, excluding $4.4 million (pre-tax) of significant items.

“F.N.B. Corporation produced exceptional fourth quarter results with operating earnings per diluted common share (non-GAAP) totaling a record $0.44, revenue reaching an all-time high of $416 million and continued strong loan growth of 5.1% linked-quarter. The fourth quarter's outstanding performance is captured in the profitability metrics with operating return on average tangible common equity (non-GAAP) totaling 21.9% and the quarterly efficiency ratio (non-GAAP) below 46%,” said F.N.B. Corporation Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr. “The fourth quarter finished out an impressive year, during which FNB grew loans by $5.3 billion bringing total assets to nearly $44 billion through a strategic combination of footprint-wide organic growth and two value-adding acquisitions. FNB’s full-year operating earnings per diluted common share (non-GAAP) totaled $1.40, one of the highest levels in Company history, led by record revenue of $1.4 billion. As a result of our strong profitability and focus on shareholder value creation, we returned over $220 million to shareholders through common dividends and our active share repurchase program. The steadfast focus on our disciplined credit culture was evidenced by total delinquencies ending the year at 71 basis points, net charge-offs of 6 basis points for the full year, and a reserve coverage ratio of 1.33% at year end. The strength of our balance sheet coupled with the momentum produced by our consistent performance puts us in an advantageous position as we continue to navigate changing economic conditions.”

Fourth Quarter 2022 Highlights
(All comparisons refer to the fourth quarter of 2021, except as noted)
•On December 9, 2022, the acquisition of UB Bancorp, including its wholly-owned banking subsidiary, Union Bank, was completed, adding loans and deposits with estimated fair values of $651 million and $956 million, respectively. The acquisition-related systems conversions were successfully completed in December and integration is proceeding as planned.

•Period-end total loans and leases increased $5.3 billion, or 21.2%, which includes Howard Bancorp, Inc. (Howard) acquired loans ($1.8 billion as of the January 22, 2022, acquisition date) and the Union-acquired loans ($651 million as of the December 9, 2022 acquisition date). Commercial loans and leases increased $2.8 billion, or 17.2%, including the decline in Paycheck Protection Program (PPP) loans, and consumer loans increased $2.5 billion, or 29.0%. PPP loans totaled $25.7 million at December 31, 2022, compared to $336.6 million at December 31, 2021. FNB’s strong organic loan growth in 2022 was driven by our strategy to grow high-quality loans across our diverse geographic footprint.
•On a linked-quarter basis, period-end total loans and leases increased $1.5 billion, or 5.1%, including the previously mentioned Union acquired loans. Commercial loans and leases increased $1.1 billion and consumer loans increased $365.6 million. Average loans and leases increased $929.5 million, or 3.3%, linked-quarter, with growth of $482.5 million in commercial loans and leases and $447.0 million in consumer loans.
•Total average deposits grew $2.3 billion, or 7.1%, led by increases in average non-interest-bearing deposits of $1.0 billion, or 9.5%, average interest-bearing demand deposits of $557.9 million, or 3.9%, average savings deposits of $498.1 million, or 13.9%, and average time deposits of $176.0 million, or 6.0%. Average deposit growth reflected organic growth in new and existing customer relationships and inflows from the Howard and Union acquisitions. On a linked-quarter basis, period-end deposits increased $876.8 million, or 2.6%.
•Net interest income increased $111.6 million, or 50.0%, to $334.9 million primarily due to the benefit of growth in earning assets, the impact from the higher interest rate environment, strong deposit growth and prudent management of deposit betas.
•On a linked-quarter basis, the net interest margin (FTE) (non-GAAP) increased 34 basis points to 3.53%, as the earning asset yield (non-GAAP) increased 62 basis points while the cost of funds increased 30 basis points. During the fourth quarter of 2022, the Federal Open Market Committee (FOMC) raised the target federal funds rate by a total of 125 basis points, bringing the year-to-date increase to 425 basis points.
•The annualized net charge-offs to total average loans ratio was 0.16%, while up from 0.02% it continues to remain at a historically low level.
•Efficiency ratio (non-GAAP) was a record 45.8%, fueled by record revenue, compared to 58.1% for the year-ago quarter.
•Common Equity Tier 1 (CET1) regulatory capital ratio was 9.8% (estimated), compared to 9.7% at September 30, 2022, and 9.9% at December 31, 2021. Tangible book value per common share (non-GAAP) of $8.27 increased $0.25, or 3.1%, compared to September 30, 2022. Accumulated other comprehensive income/loss (AOCI) reduced the tangible book value per common share by $0.99 as of December 31, 2022, primarily due to the impact of higher interest rates on the fair value of available-for-sale (AFS) securities, a $0.09 improvement compared to a reduction of $1.08 as of September 30, 2022.

Non-GAAP measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release. For more information regarding our use of non-GAAP measures, please refer to the discussion herein under the caption, Use of Non-GAAP Financial Measures and Key Performance Indicators.

Quarterly Results Summary	4Q22	3Q22	4Q21
Reported results
Net income available to common stockholders (millions)	$137.5	$135.5	$96.5
Net income per diluted common share	0.38	0.38	0.30
Book value per common share (period-end)	15.39	15.11	15.81
Pre-provision net revenue (millions)	204.4	184.5	120.7
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$157.0	$137.2	$97.1
Operating net income per diluted common share	0.44	0.39	0.30

Pre-provision net revenue (millions)	219.7	186.6	121.5
Average diluted common shares outstanding (thousands)	357,791	354,654	323,025
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(12.5)	$(2.1)	$(0.8)
After-tax impact of merger-related expenses	(9.9)	(1.7)	(0.7)
Pre-tax provision expense related to acquisition	(9.4)	—	—
After-tax impact of provision expense related to acquisition	(7.4)	—	—
Pre-tax branch consolidation costs	(2.8)	—	—
After-tax impact of branch consolidation costs	(2.2)	—	—
Total significant items pre-tax	$(24.7)	$(2.1)	$(0.8)
Total significant items after-tax	$(19.5)	$(1.7)	$(0.7)
Capital measures
Common equity tier 1 (2)	9.8%	9.7%	9.9%
Tangible common equity to tangible assets (period-end) (non-GAAP)	7.24	7.02	7.36
Tangible book value per common share (period-end) (non-GAAP)	$8.27	$8.02	$8.59

Year-to-Date Results Summary	2022	2021
Reported results
Net income available to common stockholders (millions)	$431.1	$396.6
Net income per diluted common share	1.22	1.23
Pre-provision net revenue (millions)	616.9	503.7
Operating results (non-GAAP)
Operating net income available to common stockholders (millions)	$494.9	$400.0
Operating net income per diluted common share	1.40	1.24
Pre-provision net revenue (millions)	669.2	508.1
Average diluted common shares outstanding (thousands)	354,052	323,481
Significant items impacting earnings[1] (millions)
Pre-tax merger-related expenses	$(45.3)	$(1.8)
After-tax impact of merger-related expenses	(35.8)	(1.4)
Pre-tax provision expense related to acquisitions	(28.5)	—
After-tax impact of provision expense related to acquisitions	(22.5)	—
Pre-tax branch consolidation costs	(7.0)	(2.6)
After-tax impact of branch consolidation costs	(5.5)	(2.1)
Total significant items pre-tax	$(80.8)	$(4.4)
Total significant items after-tax	$(63.8)	$(3.5)
(1) Favorable (unfavorable) impact on earnings.
(2) Estimated for 4Q22.

Fourth Quarter 2022 Results – Comparison to Prior-Year Quarter
(All comparisons refer to the fourth quarter of 2021, except as noted)

Net interest income totaled $334.9 million, an increase of $111.6 million, or 50.0%, compared to $223.3 million, as total average earning assets increased $2.9 billion, or 8.2%, including a $4.6 billion increase in average loans and leases from organic origination activity and acquired Howard and Union loans, as well as a $786.1 million increase in average investment securities. These increases were partially funded by excess cash, which decreased by $2.4 billion. In addition to the growth in average earning assets, net interest income benefited from the repricing impact of the higher interest rate environment on earning asset yields, which was partially offset by the higher cost of interest-bearing deposit accounts.

The net interest margin (FTE) (non-GAAP) increased 98 basis points to 3.53%, as the yield on earning assets (non-GAAP) increased 149 basis points to 4.29%, primarily due to higher yields on loans and investment securities reflecting the higher interest rate environment. The total cost of funds increased 55 basis points to 0.80% with an 81 basis point increase in interest-bearing deposit costs to 0.98%, as well as an increase of 123 basis points in long-term debt cost, partially due to the August 2022 offering of $350 million aggregate principal amount of 5.150% fixed rate senior notes due in 2025.

Average loans and leases totaled $29.4 billion, an increase of $4.6 billion, or 18.7%, including growth of $2.4 billion in consumer loans and $2.2 billion in commercial loans and leases. The increase in average commercial loans and leases included $1.2 billion, or 12.3%, in commercial real estate balance growth and $951.7 million, or 15.9%, in commercial and industrial loan growth driven by a combination of organic loan origination activity and the Howard and Union acquisitions. Organic commercial growth since the year-ago quarter was led by the Pittsburgh, Cleveland and North Carolina markets. The increase in average consumer loans included a $1.5 billion increase in residential mortgages reflecting adjustable-rate mortgages which we currently hold in portfolio, the continued success of the Physicians First mortgage program and a $479.4 million increase in direct home equity installment loans driven by a combination of strong organic loan origination activity and the Howard and Union acquisitions. Average PPP loans declined $471.4 million, or 93.8%, from the year-ago quarter as the portfolio winds down.

Average deposits totaled $33.9 billion with growth in average non-interest-bearing demand deposits of $1.0 billion, or 9.5%, average interest-bearing demand deposits of $557.9 million, or 3.9%, average savings deposits of $498.1 million, or 13.9% and average time deposits of $176.0 million, or 6.0%. The increase in average deposits reflected organic growth in new and existing customer relationships and inflows from the Howard and Union acquisitions. The funding mix was consistent with the year-ago quarter levels with non-interest-bearing deposits comprising 34% of total deposits at quarter-end.

Non-interest income totaled $80.6 million, an increase of $1.6 million, or 2.1%, compared to the fourth quarter of 2021. Service charges increased $3.1 million, or 9.5%, driven by interchange fees, increases in treasury management services and higher customer activity. Capital markets income totaled $10.0 million, an increase of $0.5 million, or 4.9%, led by an increase in syndications and solid contributions from swap fees and international banking. Mortgage banking operations income decreased $3.2 million as secondary market revenue and mortgage held-for-sale pipelines declined from 2021 levels given the sharp increase in mortgage rates in 2022 and adjustable-rate mortgage originations being held in portfolio.

Non-interest expense totaled $211.1 million, increasing $29.6 million, or 16.3%. On an operating basis (non-GAAP), non-interest expense totaled $195.8 million, an increase of $15.0 million, or 8.3%, compared to the fourth quarter of 2021. Net occupancy and equipment increased $7.8 million, or 25.2%, primarily from the acquired Howard and Union expense bases, as well as $2.2 million of branch consolidation costs in the fourth quarter of 2022. Outside services increased $2.6 million, or 15.0%, with higher volume-related technology and third-party costs, as well as the acquired Howard and Union expense bases. The efficiency ratio (non-GAAP) equaled a record 45.8%, compared to 58.1%, reflecting the strong operating leverage gained from the record levels of net interest income combined with disciplined expense management.

The ratio of non-performing loans and other real estate owned (OREO) to total loans and OREO increased 1 basis point to 0.39%. Total delinquency increased 10 basis points to 0.71%, compared to 0.61% at December 31, 2021, and continues to remain at a historically low level .

The provision for credit losses was $28.6 million, compared to a net benefit of $2.4 million in the fourth quarter of 2021, including $9.4 million of initial provision for non-purchase credit deteriorated (non-PCD) loans associated with the Union acquisition. The additional increase in provision for credit losses was primarily due to loan growth, CECL-related model impacts from forecasted macroeconomic conditions, and charge-off activity. The fourth quarter of 2022 reflected net charge-offs of $11.9 million, or 0.16% annualized, of total average loans, compared to $1.4 million, or 0.02% annualized, in the fourth quarter of 2021. While slightly elevated from recent quarters, net charge-offs remain at historically low levels. The ratio of the allowance for credit losses (ACL) to total loans and leases decreased 5 basis points to 1.33%, reflecting the strong loan growth.

The effective tax rate was 20.6%, compared to 20.0% in the fourth quarter of 2021.

The CET1 regulatory capital ratio was 9.8% (estimated), compared to 9.9% at December 31, 2021. Tangible book value per common share (non-GAAP) was $8.27 at December 31, 2022, a decrease of $0.32, or 3.7%, from $8.59 at December 31, 2021. AOCI reduced the current quarter tangible book value per common share by $0.99, compared to a reduction of $0.19 at the end of 2021, primarily due to the increase in unrealized losses on AFS securities resulting from the higher interest rate environment.

Fourth Quarter 2022 Results – Comparison to Prior Quarter
(All comparisons refer to the third quarter of 2022, except as noted)

Net interest income totaled $334.9 million, an increase of $37.8 million, or 12.7%, from the prior quarter total of $297.1 million, primarily due to growth in average earning assets and benefits from the higher interest rate environment. The resulting net interest margin (FTE) (non-GAAP) increased 34 basis points to 3.53% driven by the higher yields on new loan originations and investment securities purchases, as well as the asset sensitive position of the balance sheet in conjunction with the continued FOMC interest rate hikes.

Total average earning assets increased $672.1 million, or 1.8%, to $38.1 billion. The total yield on earning assets (non-GAAP) increased 62 basis points to 4.29%, due to benefits from the asset sensitive positioning of the balance sheet, including higher yields on variable-rate loans, investment securities and interest-bearing deposits with banks. The total cost of funds increased 30 basis points to 0.80%, as total long-term debt increased 41 basis points to 4.29% and the cost of interest-bearing deposits increased 41 basis points to 0.98%.

Average loans and leases totaled $29.4 billion, an increase of $929.5 million, or 3.3%, as average commercial loans and leases increased $482.5 million, or 2.7%, and average consumer loans increased $447.0 million, or 4.3%, compared to the third quarter of 2022. Average commercial loans and leases included growth of $283.7 million, or 4.3%, in commercial and industrial loans and $153.5 million, or 1.4%, in commercial real estate. The organic quarterly growth in commercial loans and leases was led by the Cleveland, Pittsburgh and key Pennsylvania markets. Consumer loan growth reflected average residential mortgages increasing $361.5 million, or 7.6%, and average indirect auto balances increasing $80.5 million, or 5.5%. The consumer loan growth was driven by organic loan origination activity, reflecting growth in adjustable-rate mortgages and the continued success of the Physicians First mortgage program.

Average deposits totaled $33.9 billion, increasing $301.0 million, or 0.9%, with increases in interest-bearing demand deposits of $63.4 million, or 0.4%, time deposits of $164.3 million, or 5.5% and savings balances of $97.6 million, or 2.4%, partially offset by a slight decline in non-interest-bearing deposits of $24.3 million, or 0.2%. The loan-to-deposit ratio was 87.0% at December 31, 2022, compared to 84.9% at September 30, 2022, reflecting strong loan growth in the fourth quarter of 2022.

Non-interest income totaled $80.6 million, a $1.9 million, or 2.2%, decrease from the prior quarter. Mortgage banking operations income decreased $2.4 million, or 47.3%, reflecting a decline in sold mortgage volume and lower gain on sale margins. Insurance commissions and fees decreased $1.3 million, or 22.2%, reflecting seasonality in the fourth quarter. Dividends on non-marketable equity securities increased $0.5 million, or 15.9%, due to an increase in the FHLB dividend rate. Capital markets income was $10.0 million, an increase of $0.4 million, or 4.3%, with solid contributions from syndications, swap fees and international banking.

Non-interest expense totaled $211.1 million, an increase of $16.1 million, or 8.2%. On an operating basis (non-GAAP), non-interest expense increased $2.8 million, or 1.5%, compared to the prior quarter. Net occupancy and equipment increased $4.1 million, or 11.8%, reflecting the addition of the Union expense base, and $2.2 million related to branch consolidation costs in the fourth quarter. Other non-interest expense increased $4.4 million, or 26.9%, primarily from charitable contributions that qualified for Pennsylvania bank shares tax credits. Marketing increased $1.4 million, or 43.7%, due to the timing of digital advertising spend and campaigns. Salaries and employee benefits decreased $3.1 million, or 2.9%, due to lower medical costs and seasonally lower production and performance-related incentives. The efficiency ratio (non-GAAP) equaled 45.8%, compared to 49.4%, reflecting the well-managed operating expense levels and strong revenue growth.

The ratio of non-performing loans and OREO to total loans and OREO increased 7 basis points to 0.39%, continuing to remain at historically low levels. Total delinquency increased 12 basis points to 0.71%, compared to 0.59% at September 30, 2022, also remaining at historically low levels.

The provision for credit losses was $28.6 million, compared to $11.2 million, including $9.4 million of initial provision for non-PCD loans associated with the Union acquisition. The additional increase in provision for credit losses was driven by strong loan growth, CECL-related model impacts from forecasted macroeconomic conditions, and charge-off activity. The fourth quarter of 2022 reflected net charge-offs of $11.9 million, or 0.16% annualized, of total average loans, compared to $2.8 million, or 0.04% annualized. While slightly elevated from recent quarters, net charge-offs remain at historically low levels. The ratio of the ACL to total loans and leases was 1.33% at December 31, 2022, compared to 1.34% at September 30, 2022.

The effective tax rate was 20.6%, compared to 20.7% for the third quarter of 2022.

The CET1 regulatory capital ratio was 9.8% (estimated), increasing from 9.7% at September 30, 2022, benefiting from the strong retained earnings growth in the quarter. Tangible book value per common share (non-GAAP) was $8.27 at December 31, 2022, an increase of $0.25 per share from September 30, 2022. AOCI reduced the current quarter-end tangible book value per common share by $0.99 reflecting unrealized losses on AFS securities caused by the higher interest rate environment, a $0.09 improvement compared to a reduction of $1.08 at the end of the prior quarter.

December 31, 2022 Full-Year Results – Comparison to 2021 Full-Year Period

Net interest income totaled $1.1 billion, increasing $213.3 million, or 23.5%, as the higher interest rate environment benefited earning asset yields given the asset sensitive positioning of the balance sheet and the higher yields on new loan originations and investment securities purchases. The net interest margin (FTE) (non-GAAP) increased 35 basis points to 3.03%. The yield on earning assets (non-GAAP) increased 50 basis points to 3.47%, reflecting higher yields on variable-rate loans, investment securities and excess cash balances, partially offset by significant reductions in PPP contributions. The cost of funds increased 16 basis points to 0.46% due to the cost of interest-bearing deposits increasing 26 basis points to 0.49%, and long-term debt increasing 121 basis points primarily from the August 2022 offering of $350 million in senior notes. These increases were partially offset by strong growth in non-interest-bearing deposits.

Average loans totaled $27.8 billion, an increase of $2.8 billion, or 11.0%, including growth of $1.8 billion in consumer loans and $927.0 million in commercial loans and leases. Growth in total average commercial loans included $964.9 million, or 9.9%, in commercial real estate growth, partially offset by a decline of $113.9 million, or 1.7%, in commercial and industrial loans reflecting average PPP loans declining $1.4 billion. The healthy organic growth in full-year 2022 is primarily attributable to growth across our diverse footprint, with the largest increases noted in the Cleveland, Pittsburgh, and South Carolina markets. Growth in total average consumer loans was due to an increase in residential mortgage loans of $1.1 billion, or 31.5%, direct home equity installment loans of $533.8 million, or 24.9%, and indirect installment loans of $162.1 million, or 13.3%. Full-year average loan growth also benefited from the addition of the Howard-acquired loans in January 2022.

Average deposits totaled $33.6 billion, increasing $3.0 billion, or 9.7%, led by growth of $1.5 billion, or 15.4%, in non-interest-bearing deposits, $1.1 billion, or 7.8%, in interest-bearing demand deposits and $533.5 million, or 15.5% in savings deposits, driven by solid organic growth in customer relationships, as well as the Howard and Union acquisitions. Average time deposits declined $204.1 million, or 6.4%, as customer preferences had shifted to more liquid accounts, however, customers' preferences are starting to shift back to time deposits as interest rates increase.

Non-interest income totaled $323.6 million, decreasing $6.9 million, or 2.1%. Mortgage banking operations income decreased $16.7 million, or 44.7%, as secondary market revenue and mortgage held-for-sale pipelines declined from elevated levels in 2021 due to the sharp increase in interest rates throughout 2022 and the return of gain on sale margins to historical levels. Other non-interest income declined $6.8 million, or 26.4%, as Small Business Administration (SBA) premium income declined $6.2 million from elevated levels due to the higher interest rate environment leading to lower sold loan volumes and lower market premiums. Bank-owned life insurance decreased $2.9 million, or 19.7%, primarily due to higher life insurance claims in the prior year. Capital markets decreased $1.5 million, or 4.1%, as swap activity decreased from elevated levels, which was partially offset by an increase in syndications revenue. Service charges increased $16.0 million, or 13.1%, driven by interchange fees, increases in treasury management services and higher customer activity. Wealth management revenues increased $3.2 million, or 5.3%, as securities commissions and fees and trust income increased 6.8% and 4.5%, respectively, through contributions across the geographic footprint and an increase in assets under management.

Non-interest expense totaled $826.4 million, an increase of $93.2 million, or 12.7%, from 2021. Excluding significant items totaling $52.3 million in 2022 and $4.4 million in 2021, operating non-interest expense (non-GAAP) increased $45.4 million, or 6.2%. Occupancy and equipment increased $16.1 million, or 12.6%, primarily from technology-related investments and the acquired Howard and Union expense bases. Salaries and employee benefits increased $7.9 million, or 1.9%, related to normal merit increases and the acquired Howard and Union expense bases. FDIC insurance increased $2.5 million, or 14.2%, primarily due to loan growth and balance sheet mix shift. Other non-interest expense increased $16.3 million, or 28.6%, primarily due to increases in business development and other operational costs, as well as branch consolidation costs of $2.8 million in 2022. The efficiency ratio (non-GAAP) equaled 52.1% on a full-year basis, compared to 57.2% for 2021.

The provision for credit losses was $64.2 million. Excluding $28.5 million of initial provision for non-PCD loans associated with the Howard and Union acquisitions, provision for credit losses was $35.7 million, on an operating basis (non-GAAP), compared to $0.6 million in 2021 driven primarily by significant loan growth as well as CECL-related model impacts from forecasted macroeconomic conditions and lower prepayment speed assumptions. Net charge-offs totaled $16.2 million, or 0.06% of total average loans, compared to $13.9 million, or 0.06%, in 2021.

The effective tax rate was 20.6% for 2022, compared to 19.6% in 2021. The increase was driven by higher pre-tax earnings, higher state income taxes and increased FDIC insurance deduction disallowance.

Use of Non-GAAP Financial Measures and Key Performance Indicators
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use certain non-GAAP financial measures, such as operating net income available to common stockholders, operating earnings per diluted common share, return on average tangible equity, return on average tangible common equity, operating return on average tangible common equity, return on average tangible assets, tangible book value per common share, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard and Union acquisitions, pre-provision net revenue to average tangible common equity, efficiency ratio, and net interest margin (FTE) to provide information useful to investors in understanding our operating performance and trends, and to facilitate comparisons with the performance of our peers. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities. The non-GAAP financial measures and key performance indicators we use may differ from the non-GAAP financial measures and key performance indicators other financial institutions use to assess their performance and trends.

These non-GAAP financial measures should be viewed as supplemental in nature, and not as a substitute for, or superior to, our reported results prepared in accordance with GAAP. When non-GAAP financial measures are disclosed, the Securities and Exchange Commission's (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included later in this release under the heading “Reconciliations of Non-GAAP Financial Measures and Key Performance Indicators to GAAP.”

Management believes items such as merger expenses, initial provision for non-PCD loans acquired and branch consolidation costs are not organic to run our operations and facilities. These items are considered significant items impacting earnings as they are deemed to be outside of ordinary banking activities. The merger expenses and branch consolidation costs principally represent expenses to satisfy contractual obligations of the acquired entity or closed branch without any useful ongoing benefit to us. These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

To facilitate peer comparisons of net interest margin and efficiency ratio, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets (loans and investments) to make it fully equivalent to interest income earned on taxable investments (this adjustment is not permitted under GAAP). Taxable-equivalent amounts for the 2022 and 2021 periods were calculated using a federal statutory income tax rate of 21%.

Cautionary Statement Regarding Forward-Looking Information
This document may contain statements regarding F.N.B. Corporation’s outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset quality levels, financial position and other matters regarding or affecting our current or future business and operations. These statements can be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve various assumptions, risks and uncertainties which can change over time. Actual results or future events may be different from those anticipated in our forward-looking statements and may not align with historical performance and events. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance upon such statements. Forward-looking statements are typically identified by words such as "believe," "plan," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "will," "should," "project," "goal," and other similar words and expressions. We do not assume any duty to update forward-looking statements, except as required by federal securities laws.

FNB’s forward-looking statements are subject to the following principal risks and uncertainties:

•Our business, financial results and balance sheet values are affected by business, economic and political circumstances, including, but not limited to: (i) developments with respect to the U.S. and global financial markets; (ii) actions by the Federal Reserve Board, Federal Deposit Insurance Corporation, U.S. Treasury Department, Office of the Comptroller of the Currency and other governmental agencies, especially those that impact money supply, market interest rates or otherwise affect business activities of the financial services industry; (iii) a slowing of the U.S. economy in general and regional and local economies within our market area; (iv) inflation concerns; (v) the impacts of tariffs or other trade policies of the U.S. or its global trading partners; and (vi) the sociopolitical environment in the United States.
•Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.
•Competition can have an impact on customer acquisition, growth and retention, and on credit spreads, deposit gathering and product pricing, which can affect market share, loans, deposits and revenues. Our ability to anticipate, react quickly and continue to respond to technological changes and COVID-19 challenges can also impact our ability to respond to customer needs and meet competitive demands.
•Business and operating results can also be affected by widespread natural and other disasters, pandemics, including the impact of the COVID-19 pandemic crisis and post pandemic return to normalcy, global events, including the Ukraine-Russia conflict, dislocations, including shortages of labor, supply chain disruptions and shipping delays, terrorist activities, system failures, security breaches, significant political events, cyber attacks or international hostilities through impacts on the economy and financial markets generally, or on us or our counterparties specifically.
•Legal, regulatory and accounting developments could have an impact on our ability to operate and grow our businesses, financial condition, results of operations, competitive position, and reputation. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and the ability to attract and retain talent. These developments could include:
◦Policies and priorities of the current U.S. presidential administration, including legislative and regulatory reforms, different approaches to supervisory or enforcement priorities, changes affecting oversight of the financial services industry, regulatory obligations or restrictions, consumer protection, taxes, employee benefits, compensation practices, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
◦Changes to regulations or accounting standards governing bank capital requirements, loan loss reserves and liquidity standards.
◦Changes in monetary and fiscal policies, including interest rate policies and strategies of the FOMC.
◦Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements, enforcement actions or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to FNB.
◦Results of the regulatory examination and supervision process, including our failure to satisfy requirements imposed by the federal bank regulatory agencies or other governmental agencies.
◦Business and operating results are affected by our ability to effectively identify and manage risks inherent in our businesses, including, where appropriate, through effective use of policies, processes systems and controls, third-party insurance, derivatives, and capital and liquidity management techniques.

◦The impact on our financial condition, results of operations, financial disclosures and future business strategies related to the impact on the allowance for credit losses due to changes in forecasted macroeconomic conditions as a result of applying the “current expected credit loss” accounting standard, or CECL.
◦A failure or disruption in or breach of our operational or security systems or infrastructure, or those of third parties, including as a result of cyber-attacks or campaigns.
•The COVID-19 pandemic and the federal, state, and local regulatory and governmental actions implemented in response to COVID-19 have resulted in increased volatility of the financial markets and national and local economic conditions, supply chain challenges, rising inflationary pressures, increased levels of unemployment and business failures, and the potential to have a material impact on, among other things, our business, financial condition, results of operations, liquidity, or on our management, employees, customers and critical vendors and suppliers. In view of the many unknowns associated with the COVID-19 pandemic, our forward-looking statements continue to be subject to various conditions that may be substantially different in the future than what we are currently experiencing or expecting, including, but not limited to, challenging headwinds for the U.S. economy and labor market and the possible change in commercial and consumer customer fundamentals, expectations and sentiments. As a result of the COVID-19 impact, including uncertainty regarding the potential impact of continuing variant mutations of the virus, U.S. government responsive measures to manage it or provide financial relief, the uncertainty regarding its duration and the success of vaccination efforts, it is possible the pandemic may have a material adverse impact on our business, operations and financial performance.

The risks identified here are not exclusive or the types of risks FNB may confront and actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties described under Item 1A Risk Factors and the Risk Management sections of our 2021 Annual Report on Form 10-K, our subsequent 2022 Quarterly Reports on Form 10-Q (including the risk factors and risk management discussions) and our other 2022 filings with the SEC, which are available on our corporate website at https://www.fnb-online.com/about-us/investor-information/reports-and-filings or the SEC’s website at www.sec.gov. More specifically, our forward-looking statements may be subject to the evolving risks and uncertainties related to the COVID-19 pandemic and its macro-economic impact and the resulting governmental, business and societal responses to it. We have included our web address as an inactive textual reference only. Information on our website is not part of our SEC filings.

Conference Call
F.N.B. Corporation (NYSE: FNB) announced the financial results for the fourth quarter of 2022 on Monday, January 23, 2023. Chairman, President and Chief Executive Officer, Vincent J. Delie, Jr., Chief Financial Officer, Vincent J. Calabrese, Jr., and Chief Credit Officer, Gary L. Guerrieri, plan to host a conference call to discuss the Company’s financial results on Tuesday, January 24, 2023, at 8:30 AM ET.

Participants are encouraged to pre-register for the conference call at https://dpregister.com/sreg/10173959/f563c3c098. Callers who pre-register will be provided a conference passcode and unique PIN to bypass the live operator and gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time.

Dial-in Access: The conference call may be accessed by dialing (844) 802-2440 (for domestic callers) or (412) 317-5133 (for international callers). Participants should ask to be joined into the F.N.B. Corporation call.

Webcast Access: The audio-only call and related presentation materials may be accessed via webcast through the “About Us” tab of the Corporation’s website at www.fnbcorporation.com and clicking on

“Investor Relations” then “Investor Conference Calls.” Access to the live webcast will begin approximately 30 minutes prior to the start of the call.

Presentation Materials: Presentation slides and the earnings release will also be available on the Corporation’s website at www.fnbcorporation.com by accessing the “About Us” tab and clicking on “Investor Relations" then "Investor Conference Calls."

A replay of the call will be available shortly after the completion of the call until midnight ET on Tuesday, January 31, 2023. The replay can be accessed by dialing 877-344-7529 (for domestic callers) or 412-317-0088 (for international callers); the conference replay access code is 3020775. Following the call, a link to a replay of the webcast and the related presentation materials will be posted to the “Investor Relations” section of F.N.B. Corporation’s website at www.fnbcorporation.com.

About F.N.B. Corporation
F.N.B. Corporation (NYSE: FNB), headquartered in Pittsburgh, Pennsylvania, is a diversified financial services company operating in seven states and the District of Columbia. FNB’s market coverage spans several major metropolitan areas including: Pittsburgh, Pennsylvania; Baltimore, Maryland; Cleveland, Ohio; Washington, D.C.; Charlotte, Raleigh, Durham and the Piedmont Triad (Winston-Salem, Greensboro and High Point) in North Carolina; and Charleston, South Carolina. The Company has total assets of nearly $44 billion and approximately 350 banking offices throughout Pennsylvania, Ohio, Maryland, West Virginia, North Carolina, South Carolina, Washington, D.C. and Virginia.

FNB provides a full range of commercial banking, consumer banking and wealth management solutions through its subsidiary network which is led by its largest affiliate, First National Bank of Pennsylvania, founded in 1864. Commercial banking solutions include corporate banking, small business banking, investment real estate financing, government banking, business credit, capital markets and lease financing. The consumer banking segment provides a full line of consumer banking products and services, including deposit products, mortgage lending, consumer lending and a complete suite of mobile and online banking services. FNB's wealth management services include asset management, private banking and insurance.

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol "FNB" and is included in Standard & Poor's MidCap 400 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Customers, shareholders and investors can learn more about this regional financial institution by visiting the F.N.B. Corporation website at www.fnbcorporation.com.

###
Analyst/Institutional Investor Contact:
Lisa Hajdu, 412-385-4773
hajdul@fnb-corp.com

Media Contact:
Jennifer Reel, 724-983-4856, 724-699-6389 (cell)
reel@fnb-corp.com

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)				% Variance
				4Q22	4Q22	For the Twelve Months Ended December 31,		%
	4Q22	3Q22	4Q21	3Q22	4Q21	2022	2021	Var.
Interest Income
Loans and leases, including fees	$356,980	$297,033	$214,420	20.2	66.5	$1,117,362	$885,519	26.2
Securities:
Taxable	34,844	30,899	21,910	12.8	59.0	116,916	86,468	35.2
Tax-exempt	6,762	6,584	7,000	2.7	(3.4)	26,642	28,991	(8.1)
Other	9,296	8,198	1,422	13.4	553.7	24,034	3,732	544.0
Total Interest Income	407,882	342,714	244,752	19.0	66.7	1,284,954	1,004,710	27.9
Interest Expense
Deposits	54,611	31,135	9,155	75.4	496.5	108,521	47,215	129.8
Short-term borrowings	6,838	6,135	6,420	11.5	6.5	24,535	26,675	(8.0)
Long-term borrowings	11,544	8,319	5,901	38.8	95.6	32,118	24,344	31.9
Total Interest Expense	72,993	45,589	21,476	60.1	239.9	165,174	98,234	68.1
Net Interest Income	334,889	297,125	223,276	12.7	50.0	1,119,780	906,476	23.5
Provision for credit losses	28,637	11,188	(2,350)	156.0	1,319	64,206	629	10,108
Net Interest Income After Provision for Credit Losses	306,252	285,937	225,626	7.1	35.7	1,055,574	905,847	16.5
Non-Interest Income
Service charges	35,536	35,954	32,462	(1.2)	9.5	137,698	121,735	13.1
Trust services	9,371	9,600	9,534	(2.4)	(1.7)	39,033	37,370	4.5
Insurance commissions and fees	4,506	5,790	5,334	(22.2)	(15.5)	24,253	25,522	(5.0)
Securities commissions and fees	6,225	5,747	5,377	8.3	15.8	23,715	22,207	6.8
Capital markets income	10,016	9,605	9,547	4.3	4.9	35,295	36,812	(4.1)
Mortgage banking operations	2,711	5,148	5,955	(47.3)	(54.5)	20,646	37,355	(44.7)
Dividends on non-marketable equity securities	3,775	3,258	2,072	15.9	82.2	11,953	8,588	39.2
Bank owned life insurance	2,612	2,645	3,873	(1.2)	(32.6)	11,942	14,866	(19.7)
Net securities gains	—	—	—	—	—	48	193	(75.1)
Other	5,861	4,717	4,834	24.3	21.2	18,970	25,771	(26.4)
Total Non-Interest Income	80,613	82,464	78,988	(2.2)	2.1	323,553	330,419	(2.1)
Non-Interest Expense
Salaries and employee benefits	103,558	106,620	104,053	(2.9)	(0.5)	426,237	418,328	1.9
Net occupancy	18,635	15,597	12,996	19.5	43.4	68,189	58,368	16.8
Equipment	20,327	19,242	18,119	5.6	12.2	76,261	69,973	9.0
Amortization of intangibles	3,545	3,547	3,021	(0.1)	17.3	13,868	12,117	14.5
Outside services	19,655	19,008	17,090	3.4	15.0	72,961	70,553	3.4
Marketing	4,594	3,196	3,726	43.7	23.3	15,674	14,320	9.5
FDIC insurance	5,322	5,221	4,449	1.9	19.6	20,412	17,881	14.2
Bank shares and franchise taxes	2,031	3,991	1,690	(49.1)	20.2	13,954	12,629	10.5
Merger-related	12,498	2,105	824	493.7	1,417	45,259	1,764	2,466
Other	20,970	16,530	15,612	26.9	34.3	73,577	57,235	28.6
Total Non-Interest Expense	211,135	195,057	181,580	8.2	16.3	826,392	733,168	12.7
Income Before Income Taxes	175,730	173,344	123,034	1.4	42.8	552,735	503,098	9.9
Income taxes	36,259	35,846	24,567	1.2	47.6	113,626	98,496	15.4
Net Income	139,471	137,498	98,467	1.4	41.6	439,109	404,602	8.5
Preferred stock dividends	2,011	2,010	2,011	—	—	8,041	8,041	—
Net Income Available to Common Stockholders	$137,460	$135,488	$96,456	1.5	42.5	$431,068	$396,561	8.7
Earnings per Common Share
Basic	$0.39	$0.39	$0.30	—	30.0	$1.23	$1.24	(0.8)
Diluted	0.38	0.38	0.30	—	26.7	1.22	1.23	(0.8)
Cash Dividends per Common Share	0.12	0.12	0.12	—	—	0.48	0.48	—

F.N.B. CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)				% Variance
				4Q22	4Q22
	4Q22	3Q22	4Q21	3Q22	4Q21
Assets
Cash and due from banks	$443	$458	$337	(3.3)	31.5
Interest-bearing deposits with banks	1,231	1,818	3,156	(32.3)	(61.0)
Cash and Cash Equivalents	1,674	2,276	3,493	(26.4)	(52.1)
Securities available for sale	3,275	3,392	3,426	(3.4)	(4.4)
Securities held to maturity	4,087	3,820	3,463	7.0	18.0
Loans held for sale	124	149	295	(16.8)	(58.0)
Loans and leases, net of unearned income	30,255	28,780	24,968	5.1	21.2
Allowance for credit losses on loans and leases	(402)	(385)	(344)	4.4	16.9
Net Loans and Leases	29,853	28,395	24,624	5.1	21.2
Premises and equipment, net	432	421	345	2.6	25.2
Goodwill	2,477	2,435	2,262	1.7	9.5
Core deposit and other intangible assets, net	89	52	42	71.2	111.9
Bank owned life insurance	653	629	546	3.8	19.6
Other assets	1,061	1,021	1,017	3.9	4.3
Total Assets	$43,725	$42,590	$39,513	2.7	10.7
Liabilities
Deposits:
Non-interest-bearing demand	$11,916	$11,752	$10,789	1.4	10.4
Interest-bearing demand	15,100	15,251	14,409	(1.0)	4.8
Savings	4,142	3,991	3,669	3.8	12.9
Certificates and other time deposits	3,612	2,899	2,859	24.6	26.3
Total Deposits	34,770	33,893	31,726	2.6	9.6
Short-term borrowings	1,372	1,395	1,536	(1.6)	(10.7)
Long-term borrowings	1,093	1,059	682	3.2	60.3
Other liabilities	837	837	419	—	99.8
Total Liabilities	38,072	37,184	34,363	2.4	10.8
Stockholders' Equity
Preferred stock	107	107	107	—	—
Common stock	4	4	3	—	33.3
Additional paid-in capital	4,696	4,565	4,109	2.9	14.3
Retained earnings	1,370	1,275	1,110	7.5	23.4
Accumulated other comprehensive loss	(357)	(378)	(62)	(5.6)	475.8
Treasury stock	(167)	(167)	(117)	—	42.7
Total Stockholders' Equity	5,653	5,406	5,150	4.6	9.8
Total Liabilities and Stockholders' Equity	$43,725	$42,590	$39,513	2.7	10.7

F.N.B. CORPORATION AND SUBSIDIARIES	4Q22			3Q22			4Q21
(Dollars in thousands)		Interest			Interest			Interest
(Unaudited)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$1,309,760	$9,268	2.81%	$1,570,094	$8,197	2.07%	$3,684,366	$1,422	0.15%
Federal funds sold	1,984	29	5.81	—	—	—	—	—	—
Taxable investment securities (2)	6,255,161	34,597	2.21	6,245,951	30,662	1.96	5,422,463	21,674	1.60
Non-taxable investment securities (1)	1,017,886	8,729	3.43	999,718	8,523	3.41	1,064,454	9,071	3.41
Loans held for sale	131,916	1,916	5.80	158,356	1,778	4.48	288,287	2,538	3.52
Loans and leases (1) (3)	29,360,681	356,461	4.82	28,431,137	296,470	4.14	24,734,455	212,774	3.42
Total Interest Earning Assets (1)	38,077,388	411,000	4.29	37,405,256	345,630	3.67	35,194,025	247,479	2.80
Cash and due from banks	437,525			435,258			417,424
Allowance for credit losses	(392,354)			(381,120)			(353,410)
Premises and equipment	429,411			411,306			342,743
Other assets	4,199,369			4,169,232			3,918,224
Total Assets	$42,751,339			$42,039,932			$39,519,006
Liabilities
Deposits:
Interest-bearing demand	$14,969,143	40,684	1.08	$14,905,755	24,044	0.64	$14,411,196	3,749	0.10
Savings	4,083,662	5,406	0.53	3,986,090	2,366	0.24	3,585,515	154	0.02
Certificates and other time	3,130,927	8,521	1.08	2,966,630	4,725	0.63	2,954,879	5,252	0.71
Total interest-bearing deposits	22,183,732	54,611	0.98	21,858,475	31,135	0.57	20,951,590	9,155	0.17
Short-term borrowings	1,389,753	6,838	1.95	1,389,747	6,135	1.75	1,574,226	6,420	1.62
Long-term borrowings	1,066,962	11,544	4.29	851,432	8,319	3.88	766,288	5,901	3.06
Total Interest-Bearing Liabilities	24,640,447	72,993	1.18	24,099,654	45,589	0.75	23,292,104	21,476	0.37
Non-interest-bearing demand deposits	11,754,813			11,779,069			10,730,981
Total Deposits and Borrowings	36,395,260		0.80	35,878,723		0.50	34,023,085		0.25
Other liabilities	847,462			654,260			384,768
Total Liabilities	37,242,722			36,532,983			34,407,853
Stockholders' Equity	5,508,617			5,506,949			5,111,153
Total Liabilities and Stockholders' Equity	$42,751,339			$42,039,932			$39,519,006
Net Interest Earning Assets	$13,436,941			$13,305,602			$11,901,921
Net Interest Income (FTE) (1)		338,007			300,041			226,003
Tax Equivalent Adjustment		(3,118)			(2,916)			(2,727)
Net Interest Income		$334,889			$297,125			$223,276
Net Interest Spread			3.11%			2.92%			2.43%
Net Interest Margin (1)			3.53%			3.19%			2.55%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES	Twelve Months Ended December 31,
(Dollars in thousands)	2022			2021
(Unaudited)		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing deposits with banks	$2,174,415	$24,005	1.10%	$2,723,493	$3,732	0.14%
Federal funds sold	500	29	5.81	—	—	—
Taxable investment securities (2)	6,126,544	115,956	1.89	5,131,473	85,633	1.67
Non-taxable investment securities (1)	1,010,819	34,508	3.41	1,091,130	37,408	3.43
Loans held for sale	189,360	8,151	4.30	227,181	8,276	3.64
Loans and leases (1) (3)	27,829,166	1,113,593	4.00	25,075,559	880,609	3.51
Total Interest Earning Assets (1)	37,330,804	1,296,242	3.47	34,248,836	1,015,658	2.97
Cash and due from banks	429,741			386,648
Allowance for credit losses	(377,252)			(363,462)
Premises and equipment	405,023			338,644
Other assets	4,166,392			3,992,426
Total Assets	$41,954,708			$38,603,092
Liabilities
Deposits:
Interest-bearing demand	$14,951,905	78,599	0.53	$13,866,846	18,676	0.13
Savings	3,976,285	8,512	0.21	3,442,809	664	0.02
Certificates and other time	3,004,482	21,410	0.71	3,208,586	27,875	0.87
Total interest-bearing deposits	21,932,672	108,521	0.49	20,518,241	47,215	0.23
Short-term borrowings	1,427,361	24,535	1.72	1,660,070	26,675	1.61
Long-term borrowings	836,154	32,118	3.84	924,090	24,344	2.63
Total Interest-Bearing Liabilities	24,196,187	165,174	0.68	23,102,401	98,234	0.43
Non-interest-bearing demand deposits	11,639,499			10,090,117
Total Deposits and Borrowings	35,835,686		0.46	33,192,518		0.30
Other liabilities	643,179			377,386
Total Liabilities	36,478,865			33,569,904
Stockholders' Equity	5,475,843			5,033,188
Total Liabilities and Stockholders' Equity	$41,954,708			$38,603,092
Net Interest Earning Assets	$13,134,617			$11,146,435
Net Interest Income (FTE) (1)		1,131,068			917,424
Tax Equivalent Adjustment		(11,288)			(10,948)
Net Interest Income		$1,119,780			$906,476
Net Interest Spread			2.79%			2.54%
Net Interest Margin (1)			3.03%			2.68%

(1)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(2)	The average balances and yields earned on taxable investment securities are based on historical cost.
(3)	Average balances for loans include non-accrual loans. Loans and leases consist of average total loans and leases less average unearned income. The amount of loan fees included in interest income is immaterial.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

				For the Twelve Months Ended December 31,
	4Q22	3Q22	4Q21	2022	2021
Performance Ratios
Return on average equity	10.04%	9.91%	7.64%	8.02%	8.04%
Return on average tangible equity (1)	18.78	18.43	14.26	15.03	15.21
Return on average tangible common equity (1)	19.19	18.84	14.53	15.31	15.53
Return on average assets	1.29	1.30	0.99	1.05	1.05
Return on average tangible assets (1)	1.40	1.41	1.08	1.14	1.14
Net interest margin (FTE) (2)	3.53	3.19	2.55	3.03	2.68
Yield on earning assets (FTE) (2)	4.29	3.67	2.80	3.47	2.97
Cost of interest-bearing deposits	0.98	0.57	0.17	0.49	0.23
Cost of interest-bearing liabilities	1.18	0.75	0.37	0.68	0.43
Cost of funds	0.80	0.50	0.25	0.46	0.30
Efficiency ratio (1)	45.82	49.39	58.10	52.15	57.23
Effective tax rate	20.63	20.68	19.97	20.56	19.58
Pre-provision net revenue (reported) / average tangible common equity (1)	27.97	25.14	17.74	21.37	19.26
Pre-provision net revenue (operating) / average tangible common equity (1)	30.07	25.42	17.87	23.18	19.42
Capital Ratios
Equity / assets (period end)	12.93	12.69	13.03
Common equity / assets (period end)	12.68	12.44	12.76
Common equity tier 1 (3)	9.8	9.7	9.9
Leverage ratio	8.64	8.43	7.99
Tangible equity / tangible assets (period end) (1)	7.50	7.28	7.65
Tangible common equity / tangible assets (period end) (1)	7.24	7.02	7.36
Common Stock Data
Average diluted common shares outstanding	357,790,766	354,654,479	323,024,522	354,052,197	323,481,488
Period end common shares outstanding	360,470,110	350,756,155	318,933,492
Book value per common share	$15.39	$15.11	$15.81
Tangible book value per common share (1)	8.27	8.02	8.59
Dividend payout ratio (common)	30.98%	31.43%	40.20%	39.54%	39.20%

(1)	See non-GAAP financial measures section of this Press Release for additional information relating to the calculation of this item.
(2)	The net interest margin and yield on earning assets (all non-GAAP measures) are presented on a fully taxable equivalent (FTE) basis, which adjusts for the tax benefit of income on certain tax-exempt loans and investments using the federal statutory tax rate of 21%.
(3)
December 31, 2022 Common Equity Tier 1 ratio is an estimate and reflects the election of a five-year transition to delay the full impact of CECL on regulatory capital for two years, followed by a three-year transition period.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)
				% Variance
				4Q22	4Q22
	4Q22	3Q22	4Q21	3Q22	4Q21
Balances at period end
Loans and Leases:
Commercial real estate	$11,526	$10,841	$9,899	6.3	16.4
Commercial and industrial (1)	7,131	6,709	5,977	6.3	19.3
Commercial leases	519	503	495	3.2	4.8
Other	114	127	94	(10.2)	21.3
Commercial loans and leases	19,290	18,180	16,465	6.1	17.2
Direct installment	2,784	2,797	2,376	(0.5)	17.2
Residential mortgages	5,297	4,959	3,654	6.8	45.0
Indirect installment	1,553	1,529	1,227	1.6	26.6
Consumer LOC	1,331	1,315	1,246	1.2	6.8
Consumer loans	10,965	10,600	8,503	3.4	29.0
Total loans and leases	$30,255	$28,780	$24,968	5.1	21.2
Note: Loans held for sale were $124, $149 and $295 at 4Q22, 3Q22, and 4Q21, respectively.
(1) PPP loans were $25.7 million, $43.7 million and $336.6 million at 4Q22, 3Q22 and 4Q21, respectively.
				% Variance
Average balances				4Q22	4Q22	For the Twelve Months Ended December 31,		%
Loans and Leases:	4Q22	3Q22	4Q21	3Q22	4Q21	2022	2021	Var.
Commercial real estate	$10,985	$10,832	$9,781	1.4	12.3	$10,744	$9,780	9.9
Commercial and industrial (1)	6,920	6,636	5,968	4.3	15.9	6,520	6,634	(1.7)
Commercial leases	504	496	488	1.7	3.3	488	479	1.8
Other	168	131	95	28.1	77.2	141	74	91.0
Commercial loans and leases	18,577	18,095	16,333	2.7	13.7	17,893	16,966	5.5
Direct installment	2,789	2,791	2,309	(0.1)	20.8	2,679	2,145	24.9
Residential mortgages	5,132	4,771	3,623	7.6	41.7	4,576	3,478	31.5
Indirect installment	1,544	1,463	1,228	5.5	25.7	1,381	1,219	13.3
Consumer LOC	1,318	1,311	1,241	0.6	6.2	1,300	1,266	2.6
Consumer loans	10,783	10,336	8,402	4.3	28.3	9,936	8,109	22.5
Total loans and leases	$29,361	$28,431	$24,734	3.3	18.7	$27,829	$25,076	11.0
(1) PPP average loans were $31.4 million, $64.2 million and $502.8 million at 4Q22, 3Q22 and 4Q21, respectively, and $117.8 million and $1.5 billion for the twelve months ended December 31, 2022 and 2021, respectively.

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q22	4Q22
Asset Quality Data	4Q22	3Q22	4Q21	3Q22	4Q21
Non-Performing Assets
Non-performing loans	$113	$88	$88	28.4	28.4
Other real estate owned (OREO)	6	6	8	—	(25.0)
Non-performing assets	$119	$94	$96	26.6	24.0
Non-performing loans / total loans and leases	0.37%	0.30%	0.35%
Non-performing assets + 90 days past due / total loans and leases + OREO	0.44	0.36	0.41
Delinquency
Loans 30-89 days past due	$91	$73	$59	24.7	54.2
Loans 90+ days past due	12	9	6	33.3	100.0
Non-accrual loans	113	88	88	28.4	28.4
Past due and non-accrual loans	$216	$170	$153	27.1	41.2
Past due and non-accrual loans / total loans and leases	0.71%	0.59%	0.61%

F.N.B. CORPORATION AND SUBSIDIARIES
(Dollars in millions)				% Variance
(Unaudited)				4Q22	4Q22	For the Twelve Months Ended December 31,		%
Allowance on Loans and Leases and Allowance for Unfunded Loan Commitments Rollforward	4Q22	3Q22	4Q21	3Q22	4Q21	2022	2021	Var.
Allowance for Credit Losses on Loans and Leases
Balance at beginning of period	$385.3	$378.0	$349.3	1.9	10.3	$344.3	$363.1	(5.2)
Provision for credit losses	26.5	10.1	(3.5)	163.2	847.9	61.8	(4.9)	1,373.4
Net loan (charge-offs)/recoveries	(11.9)	(2.8)	(1.4)	332.6	737.2	(16.2)	(13.9)	15.8
Allowance for purchased credit deteriorated (PCD) loans and leases at acquisition	1.8	—	—			11.8	—
Allowance for credit losses on loans and leases	$401.7	$385.3	$344.3	4.2	16.7	$401.7	$344.3	16.7
Allowance for Unfunded Loan Commitments
Allowance for unfunded loan commitments balance at beginning of period	$19.4	$18.2	$17.9	6.7	7.9	$19.2	$13.6	40.4
Provision (reduction in allowance) for unfunded loan commitments / other adjustments	2.0	1.1	1.2	79.9	69.1	2.2	5.5	(59.2)
Allowance for unfunded loan commitments	$21.4	$19.3	$19.1	11.0	11.8	$21.4	$19.1	11.9
Total allowance for credit losses on loans and leases and allowance for unfunded loan commitments	$423.1	$404.6	$363.4	4.6	16.4	$423.1	$363.4	16.4
Allowance for credit losses on loans and leases / total loans and leases	1.33%	1.34%	1.38%
Allowance for credit losses on loans and leases / total non-performing loans	354.3	439.9	391.9
Net loan charge-offs (annualized) / total average loans and leases	0.16	0.04	0.02			0.06%	0.06%

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES AND KEY PERFORMANCE INDICATORS TO GAAP
We believe the following non-GAAP financial measures provide information useful to investors in understanding our operating performance and trends, and facilitate comparisons with the performance of our peers. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with U.S. GAAP. The following tables summarize the non-GAAP financial measures included in this press release and derived from amounts reported in our financial statements.
				% Variance
				4Q22	4Q22	For the Twelve Months Ended December 31,		%
	4Q22	3Q22	4Q21	3Q22	4Q21	2022	2021	Var.
Operating net income available to common stockholders:
(Dollars in thousands)
Net income available to common stockholders	$137,460	$135,488	$96,456			$431,068	$396,561
Merger-related expense	12,498	2,105	824			45,259	1,764
Tax benefit of merger-related expense	(2,624)	(442)	(173)			(9,504)	(370)
Provision expense related to acquisitions	9,388	—	—			28,515	—
Tax benefit of provision expense related to acquisitions	(1,971)	—	—			(5,988)	—
Branch consolidation costs	2,838	—	—			7,016	2,644
Tax benefit of branch consolidation costs	(596)	—	—			(1,473)	(555)
Operating net income available to common stockholders (non-GAAP)	$156,993	$137,151	$97,107	14.5	61.7	$494,893	$400,044	23.7

Operating earnings per diluted common share:
Earnings per diluted common share	$0.38	$0.38	$0.30			$1.22	$1.23
Merger-related expense	0.03	0.01	—			0.13	0.01
Tax benefit of merger-related expense	(0.01)	—	—			(0.03)	—
Provision expense related to acquisitions	0.03	—	—			0.08	—
Tax benefit of provision expense related to acquisitions	(0.01)	—	—			(0.02)	—
Branch consolidation costs	0.01	—	—			0.02	0.01
Tax benefit of branch consolidation costs	—	—	—			—	—
Operating earnings per diluted common share (non-GAAP)	$0.44	$0.39	$0.30	12.8	46.7	$1.40	$1.24	12.9

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q22	3Q22	4Q21	2022	2021
Return on average tangible equity:
(Dollars in thousands)
Net income (annualized)	$553,337	$545,507	$390,657	$439,109	$404,602
Amortization of intangibles, net of tax (annualized)	11,110	11,119	9,467	10,956	9,573
Tangible net income (annualized) (non-GAAP)	$564,447	$556,626	$400,124	$450,065	$414,175

Average total stockholders' equity	$5,508,617	$5,506,949	$5,111,153	$5,475,843	$5,033,188
Less: Average intangible assets (1)	(2,502,697)	(2,487,434)	(2,305,907)	(2,481,533)	(2,310,419)
Average tangible stockholders' equity (non-GAAP)	$3,005,920	$3,019,515	$2,805,246	$2,994,310	$2,722,769

Return on average tangible equity (non-GAAP)	18.78%	18.43%	14.26%	15.03%	15.21%
Return on average tangible common equity:
(Dollars in thousands)
Net income available to common stockholders (annualized)	$545,358	$537,532	$382,678	$431,068	$396,561
Amortization of intangibles, net of tax (annualized)	11,110	11,119	9,467	10,956	9,573
Tangible net income available to common stockholders (annualized) (non-GAAP)	$556,468	$548,651	$392,145	$442,024	$406,134

Average total stockholders' equity	$5,508,617	$5,506,949	$5,111,153	$5,475,843	$5,033,188
Less: Average preferred stockholders' equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,502,697)	(2,487,434)	(2,305,907)	(2,481,533)	(2,310,419)
Average tangible common equity (non-GAAP)	$2,899,038	$2,912,633	$2,698,364	$2,887,428	$2,615,887

Return on average tangible common equity (non-GAAP)	19.19%	18.84%	14.53%	15.31%	15.53%
Operating return on average tangible common equity:
(Dollars in thousands)
Operating net income available to common stockholders (annualized)	$622,853
Amortization of intangibles, net of tax (annualized)	11,110
Tangible operating net income available to common stockholders (annualized) (non-GAAP)	$633,963

Average total stockholders' equity	$5,508,617
Less: Average preferred stockholders' equity	(106,882)
Less: Average intangible assets (1)	(2,502,697)
Average tangible common equity (non-GAAP)	$2,899,038

Operating return on average tangible common equity (non-GAAP)	21.87%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)
				For the Twelve Months Ended December 31,
	4Q22	3Q22	4Q21	2022	2021
Return on average tangible assets:
(Dollars in thousands)
Net income (annualized)	$553,337	$545,507	$390,657	$439,109	$404,602
Amortization of intangibles, net of tax (annualized)	11,110	11,119	9,467	10,956	9,573
Tangible net income (annualized) (non-GAAP)	$564,447	$556,626	$400,124	$450,065	$414,175

Average total assets	$42,751,339	$42,039,932	$39,519,006	$41,954,708	$38,603,092
Less: Average intangible assets (1)	(2,502,697)	(2,487,434)	(2,305,907)	(2,481,533)	(2,310,419)
Average tangible assets (non-GAAP)	$40,248,642	$39,552,498	$37,213,099	$39,473,175	$36,292,673

Return on average tangible assets (non-GAAP)	1.40%	1.41%	1.08%	1.14%	1.14%
(1) Excludes loan servicing rights.

F.N.B. CORPORATION AND SUBSIDIARIES
(Unaudited)

	4Q22	3Q22	4Q21
Tangible book value per common share:
(Dollars in thousands, except per share data)
Total stockholders' equity	$5,653,364	$5,406,485	$5,149,864
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,566,029)	(2,486,183)	(2,304,410)
Tangible common equity (non-GAAP)	$2,980,453	$2,813,420	$2,738,572

Common shares outstanding	360,470,110	350,756,155	318,933,492

Tangible book value per common share (non-GAAP)	$8.27	$8.02	$8.59
Tangible equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,653,364	$5,406,485	$5,149,864
Less: Intangible assets (1)	(2,566,029)	(2,486,183)	(2,304,410)
Tangible equity (non-GAAP)	$3,087,335	$2,920,302	$2,845,454

Total assets	$43,724,973	$42,590,050	$39,513,318
Less: Intangible assets (1)	(2,566,029)	(2,486,183)	(2,304,410)
Tangible assets (non-GAAP)	$41,158,944	$40,103,867	$37,208,908

Tangible equity / tangible assets (period end) (non-GAAP)	7.50%	7.28%	7.65%
Tangible common equity / tangible assets (period end):
(Dollars in thousands)
Total stockholders' equity	$5,653,364	$5,406,485	$5,149,864
Less: Preferred stockholders' equity	(106,882)	(106,882)	(106,882)
Less: Intangible assets (1)	(2,566,029)	(2,486,183)	(2,304,410)
Tangible common equity (non-GAAP)	$2,980,453	$2,813,420	$2,738,572

Total assets	$43,724,973	$42,590,050	$39,513,318
Less: Intangible assets (1)	(2,566,029)	(2,486,183)	(2,304,410)
Tangible assets (non-GAAP)	$41,158,944	$40,103,867	$37,208,908

Tangible common equity / tangible assets (period end) (non-GAAP)	7.24%	7.02%	7.36%
(1) Excludes loan servicing rights.

Twelve Months Ended December 31,
2022
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard and Union acquisitions
(Dollars in thousands)
Provision for credit losses	$64,206
Less: Initial provision for non-PCD loans associated with the Howard and Union acquisitions	(28,515)
Provision for credit losses, excluding the initial provision for non-PCD loans associated with the Howard and Union acquisitions (non-GAAP)	$35,691

				For the Twelve Months Ended December 31,
	4Q22	3Q22	4Q21	2022	2021
KEY PERFORMANCE INDICATORS
Pre-provision net revenue / average tangible common equity:
(Dollars in thousands)
Net interest income	$334,889	$297,125	$223,276	$1,119,780	$906,476
Non-interest income	80,613	82,464	78,988	323,553	330,419
Less: Non-interest expense	(211,135)	(195,057)	(181,580)	(826,392)	(733,168)
Pre-provision net revenue (as reported)	$204,367	$184,532	$120,684	$616,941	$503,727
Pre-provision net revenue (as reported) (annualized)	$810,804	$732,112	$478,799	$616,941	$503,727
Adjustments:
Add: Merger-related expense (non-interest expense)	12,498	2,105	824	45,259	1,764
Add: Branch consolidation costs (non-interest expense)	2,838	—	—	7,016	2,644
Pre-provision net revenue (operating) (non-GAAP)	$219,703	$186,637	$121,508	$669,216	$508,135
Pre-provision net revenue (operating) (annualized) (non-GAAP)	$871,647	$740,464	$482,072	$669,216	$508,135
Average total shareholders’ equity	$5,508,617	$5,506,949	$5,111,153	$5,475,843	$5,033,188
Less: Average preferred shareholders’ equity	(106,882)	(106,882)	(106,882)	(106,882)	(106,882)
Less: Average intangible assets (1)	(2,502,697)	(2,487,434)	(2,305,907)	(2,481,533)	(2,310,419)
Average tangible common equity (non-GAAP)	$2,899,038	$2,912,633	$2,698,364	$2,887,428	$2,615,887
Pre-provision net revenue (reported) / average tangible common equity (non-GAAP)	27.97%	25.14%	17.74%	21.37%	19.26%
Pre-provision net revenue (operating) / average tangible common equity (non-GAAP)	30.07%	25.42%	17.87%	23.18%	19.42%

Efficiency ratio (FTE):
(Dollars in thousands)
Total non-interest expense	$211,135	$195,057	$181,580	$826,392	$733,168
Less: Amortization of intangibles	(3,545)	(3,547)	(3,021)	(13,868)	(12,117)
Less: OREO expense	(459)	(485)	(532)	(1,692)	(2,598)
Less: Merger-related expense	(12,498)	(2,105)	(824)	(45,259)	(1,764)
Less: Branch consolidation costs	(2,838)	—	—	(7,016)	(2,644)
Adjusted non-interest expense	$191,795	$188,920	$177,203	$758,557	$714,045

Net interest income	$334,889	$297,125	$223,276	$1,119,780	$906,476
Taxable equivalent adjustment	3,118	2,916	2,727	11,288	10,948
Non-interest income	80,613	82,464	78,988	323,553	330,419
Less: Net securities gains	—	—	—	(48)	(193)
Adjusted net interest income (FTE) + non-interest income	$418,620	$382,505	$304,991	$1,454,573	$1,247,650

Efficiency ratio (FTE) (non-GAAP)	45.82%	49.39%	58.10%	52.15%	57.23%
(1) Excludes loan servicing rights.